Exhibit 99.1

For Immediate Release:

Steinway Reports Q2 2006 Results
Business Remains Strong Despite Labor Strike
Overall Revenues Up 3%

WALTHAM, MA – August 8, 2006 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and six months ended June 30, 2006.

Revenues increased 3% for the quarter, despite the loss of an estimated $4.9 million in band instrument sales caused by a labor strike.  The second quarter increase was led largely by improved performance in the Company’s piano business, which achieved an 11% increase in sales.  Many of the Company’s band operating metrics and product lines showed substantial improvement as well.  Profits were hurt by expenses associated with a refinancing transaction, the labor strike and the bankruptcy of a large customer.  The strike negatively impacted gross profit for the quarter by approximately $3.0 million.  An increase of $2.4 million in band inventory reserves and costs associated with a one-week shutdown at the Company’s domestic piano plant also contributed to a gross profit decline.  As a result, gross margins decreased from 29.1% to 25.0%.

Operating expenses increased 28% as compared to the prior year period, in large part from an increase in bad debt expense of $4.3 million related to the recent bankruptcy of a band customer.  Sales and marketing expenses for the re-launch of the Essex piano line and stock-based compensation also contributed $0.7 million to the increase.  Net interest expense decreased 14% as compared to the second quarter of 2005, as a result of the Company’s successful debt refinancing.

For the quarter, the Company posted a loss per share of $0.10 compared to earnings per share of $0.30 in the prior year period.  Adjusted loss per share was $0.03 compared to Adjusted earnings per share of $0.34 in the second quarter of 2005.  Adjustments, which are comprised primarily of costs associated with a labor strike and a loss on the early extinguishment of debt, are detailed in the attached financial tables.

Band Operations

Band sales decreased 6% due to the lost sales caused by a labor strike at the Company’s Elkhart brass facility.  However, sales of instruments produced at the Company’s Elkhart woodwind plant showed significant gains.  In addition, percussion sales increased 26%, another indication of the band division’s successful turnaround. Gross margins for the quarter decreased to 13.3% due to the strike, an increase in sales to customers taking advantage of cash discounts, and an increase in reserves for excess or obsolete inventory.

Sales for the six-month period ended June 30, 2006 rose 3%, driven by an increase in sales of percussion products and student woodwind instruments.  Gross margins declined from 21.3% to 18.6% as a result of the items discussed above.

Piano Operations

An increase in demand worldwide led to improved piano sales for the second quarter, which increased 11%, to $51.7 million.  Wholesale, retail and institutional sales were all strong during the period.  As a result, worldwide unit shipments of Steinway pianos rose 20% while shipments of the Company’s Boston and Essex pianos increased 8%.  Gross margins decreased to 34.3% primarily as a result of the costs of a one-week plant shutdown.

Year-to-date piano sales were up 4% despite the negative impact of $1.8 million of foreign currency translation.  Gross margins declined from 35.9% to 33.7% as a result of additional plant shutdowns as compared to the first half of 2005.

Comments

Discussing second quarter results of the piano segment, CEO Dana Messina stated, “We are extremely pleased with the results from our piano segment.  Business was good on all fronts – wholesale and retail, domestic and overseas.  In June, we re-launched our Essex piano line.  The pianos were well received by our dealers and we expect the new line to be a success."

Regarding band operations, Messina said, “Our financial results this quarter do not reflect the outstanding progress we have made.   I believe our management team and employees are doing a very good job building long-term value.  We have seen market share gains and margin improvements in many of our instrument categories.  I firmly believe that we will see a substantial increase in profits as we continue to make these improvements.  A great example of the progress we’ve made can be seen in the market share we rebuilt in our woodwind and percussion business.”

Messina continued, “Our recent labor difficulties have obviously been disappointing. We are still negotiating with our Elkhart brass workers and have made extraordinary efforts to reach an agreement.  We remain hopeful about reaching a resolution acceptable to both sides.  In the meantime, managers and supervisors have been working in the plant, learning more about the process and product flow every day.  We believe that the knowledge gained over recent months of hands-on experience will enable us to make improvements going forward.  On July 1st, we began hiring replacement workers and now have over 40 motivated, excited individuals producing instruments.  They have been trained and have learned the operations faster than we expected. We are hiring qualified replacement workers at a steady pace and believe that, regardless of the outcome of the labor negotiations, the company is well positioned for the future.  We learned from our experience ramping up our woodwind facility that, while it is expensive in the short term to train new workers, there can be substantial upside over the long term.  Our one woodwind plant is currently producing the same number of instruments that two plants produced a couple of years ago.  We are willing to make a long-term investment in a productive and cooperative workforce.  Our new workers are producing high quality instruments that several of our dealers have described as the best to ever come out of that plant.  Our goal is to satisfy our customers in a profitable manner and we are taking steps to do so.”

Conference Call

Management will be discussing the Company’s second quarter results and outlook for the remainder of 2006 on a conference call today beginning at 5:00 p.m. ET.  A live web cast and an archived version of the call will be available to all interested parties on the Company’s web site, www.steinwaymusical.com.

About Steinway Musical Instruments
Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments
The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon Adjusted EBITDA calculations and the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers.  However, Adjusted EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to make meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:                                   Julie A. Theriault
Telephone: 781-894-9770
E-mail: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2006	6/30/2005	6/30/2006	6/30/2005
Net sales	$92,423	$89,761	$187,617	$181,103
Cost of sales	69,274	63,635	138,476	129,280
Gross profit	23,149	26,126	49,141	51,823
	25.0%	29.1%	26.2%	28.6%

Operating expenses	23,544	18,399	44,025	37,038
(Loss) income from operations	(395)	7,727	5,116	14,785
Interest expense, net	3,152	3,666	5,900	6,835
Other (income) expense, net	2,368	33	8,228	(406)
(Loss) income before income taxes	(5,915)	4,028	(9,012)	8,356
Income tax (benefit) provision	(5,054)	1,610	(6,309)	3,340
Net (loss) income	$(861)	$2,418	$(2,703)	$5,016

(Loss) earnings per share - basic	$(0.10)	$0.30	$(0.33)	$0.62
(Loss) earnings per share - diluted	$(0.10)	$0.29	$(0.33)	$0.61
Weighted average common shares - basic	8,332	8,052	8,242	8,042
Weighted average common shares - diluted	8,332	8,276	8,242	8,259

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	6/30/2006	6/30/2005	12/31/2005
Cash	$21,118	$17,742	$34,952
Receivables, net	90,307	90,354	81,880
Inventories	155,284	179,872	159,310
Other current assets	30,052	18,311	19,589
Total current assets	296,761	306,279	295,731

Property, plant and equipment, net	96,448	98,739	96,664
Other assets	64,886	63,019	63,260
Total assets	$458,095	$468,037	$455,655

Notes payable and current portion of long-term debt	$5,960	$13,794	$12,977
Other current liabilities	62,353	50,702	58,904
Total current liabilities	68,313	64,496	71,881

Long-term debt	187,544	210,887	191,715
Other liabilities	46,266	47,848	43,229
Stockholders' equity	155,972	144,806	148,830
Total liabilities and stockholders' equity	$458,095	$468,037	$455,655

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 6/30/06
	GAAP	Adjustments		Adjusted
Band sales	$40,759	$—		$40,759
Piano sales	51,664	—		51,664
Total sales	92,423	—		92,423

Band cost of sales	35,324	(1,220	)(1)	34,104
Piano cost of sales	33,950	—		33,950
Total cost of sales	69,274	(1,220)		68,054

Band gross profit	5,435	1,220	(1)	6,655
Piano gross profit	17,714	—		17,714
Total gross profit	23,149	1,220		24,369

Band GM%	13.3%			16.3%
Piano GM%	34.3%			34.3%
Total GM%	25.0%			26.4%

Operating expenses	23,544	—		23,544

(Loss) income from operations	(395)	1,220		825

Interest expense, net	3,152	—		3,152
Other (income) expense, net	2,368	(3,063	)(2)	(695)

(Loss) income before income taxes	(5,915)	4,283		(1,632)

Income tax (benefit) provision	(5,054)	3,660	(3)	(1,394)

Net (loss) income	$(861)	$623		$(238)

(Loss) earnings per share - basic	$(0.10)			$(0.03)
(Loss) earnings per share - diluted	$(0.10)			$(0.03)
Weighted average common shares - basic	8,332			8,332
Weighted average common shares - diluted	8,332			8,332

	Three Months Ended 6/30/05
	GAAP	Adjustments		Adjusted
Band sales	$43,368	$—		$43,368
Piano sales	46,393	—		46,393
Total sales	89,761	—		89,761

Band cost of sales	33,709	(567	)(4)	33,142
Piano cost of sales	29,926	—		29,926
Total cost of sales	63,635	(567)		63,068

Band gross profit	9,659	567	(4)	10,226
Piano gross profit	16,467	—		16,467
Total gross profit	26,126	567		26,693

Band GM%	22.3%			23.6%
Piano GM%	35.5%			35.5%
Total GM%	29.1%			29.7%

Operating expenses	18,399	—		18,399

Income from operations	7,727	567		8,294

Interest expense, net	3,666	—		3,666
Other (income) expense, net	33	—		33

Income before taxes	4,028	567		4,595

Provision for income taxes	1,610	227	(3)	1,837

Net income	$2,418	$340		$2,758

Earnings per share - basic	$0.30			$0.34
Earnings per share - diluted	$0.29			$0.33
Weighted average common shares - basic	8,052			8,052
Weighted average common shares - diluted	8,276			8,276

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)             Reflects $59 charges relating to the step-up of inventory and $1,161 of unabsorbed overhead associated with a labor strike.

(2)             Reflects loss on extinguishment of debt.

(3)             Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(4)             Reflects charges relating to the step-up of inventory.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Six Months Ended 6/30/06
	GAAP	Adjustments		Adjusted
Band sales	$93,825	$—		$93,825
Piano sales	93,792	—		93,792
Total sales	187,617	—		187,617

Band cost of sales	76,329	(1,291	)(1)	75,038
Piano cost of sales	62,147	—		62,147
Total cost of sales	138,476	(1,291)		137,185

Band gross profit	17,496	1,291	(1)	18,787
Piano gross profit	31,645	—		31,645
Total gross profit	49,141	1,291		50,432

Band GM%	18.6%			20.0%
Piano GM%	33.7%			33.7%
Total GM%	26.2%			26.9%

Operating expenses	44,025	—		44,025

Income from operations	5,116	1,291		6,407

Interest expense, net	5,900	—		5,900
Other (income) expense, net	8,228	(9,674	)(2)	(1,446)

(Loss) income before income taxes	(9,012)	10,965		1,953

Income tax (benefit) provision	(6,309)	7,676	(3)	1,367

Net (loss) income	$(2,703)	$3,289		$586

(Loss) earnings per share - basic	$(0.33)			$0.07
(Loss) earnings per share - diluted	$(0.33)			$0.07
Weighted average common shares - basic	8,242			8,242
Weighted average common shares - diluted	8,242			8,242

	Six Months Ended 6/30/05
	GAAP	Adjustments		Adjusted
Band sales	$90,935	$—		$90,935
Piano sales	90,168	—		90,168
Total sales	181,103	—		181,103

Band cost of sales	71,523	(1,270	)(4)	70,253
Piano cost of sales	57,757	—		57,757
Total cost of sales	129,280	(1,270)		128,010

Band gross profit	19,412	1,270	(4)	20,682
Piano gross profit	32,411	—		32,411
Total gross profit	51,823	1,270		53,093

Band GM%	21.3%			22.7%
Piano GM%	35.9%			35.9%
Total GM%	28.6%			29.3%

Operating expenses	37,038	—		37,038

Income from operations	14,785	1,270		16,055

Interest expense, net	6,835	—		6,835
Other (income) expense, net	(406)	—		(406)

Income before taxes	8,356	1,270		9,626

Provision for income taxes	3,340	508	(3)	3,848

Net income	$5,016	$762		$5,778

Earnings per share - basic	$0.62			$0.72
Earnings per share - diluted	$0.61			$0.70
Weighted average common shares - basic	8,042			8,042
Weighted average common shares - diluted	8,259			8,259

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)             Reflects $130 charges relating to the step-up of inventory and $1,161 of unabsorbed overhead associated with a labor strike.

(2)             Reflects loss on extinguishment of debt.

(3)             Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(4)             Reflects charges relating to the step-up of inventory.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation from Cash Flows from Operating Activities to Adjusted EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended
	6/30/2006	6/30/2005
Cash flows from operating activities	$527	$(9,719)
Changes in operating assets and liabilities	(894)	14,894
Stock based compensation expense	(295)	—
Income taxes, net of deferred tax benefit	5,062	1,730
Net interest expense	3,152	3,666
Provision for doubtful accounts	(4,505)	(83)
Other	25	106
Non-recurring, infrequent or unusual cash charges	1,220	567
Adjusted EBITDA	$4,292	$11,161

	Six Months Ended
	6/30/2006	6/30/2005
Cash flows from operating activities	$4,389	$(10,097)
Changes in operating assets and liabilities	3,352	20,650
Stock based compensation expense	(566)	—
Income taxes, net of deferred tax benefit	3,918	3,619
Net interest expense	5,900	6,835
Provision for doubtful accounts	(4,562)	(222)
Other	(430)	145
Non-recurring, infrequent or unusual cash charges	1,291	1,270
Adjusted EBITDA	$13,292	$22,200